Exhibit 23(B)
[Letterhead of ParenteBeard LLC]
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 of Form S-4 (Registration Statement No. 333-168130) of our reports dated March 16, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of PMA Capital Corporation and schedules, appearing in the Annual Report on Form 10-K of PMA Capital Corporation for the year ended December 31, 2009.
We also consent to the reference to us under the caption “Experts” in the Registration Statement.
/s/ ParenteBeard LLC
Harrisburg, Pennsylvania
August 3, 2010